EXHIBIT 12.1

Ratio of Earnings to Fixed Charges

In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes from continuing operations plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and of one-third of operating lease rental expense (deemed representative of that portion of rental expense estimated to be attributable to interest).

This table provides the calculations of the ratio of earnings to fixed charges under UK GAAP:

	Period from Inception to December 31, 2000	Year ended December 31,
		2001	2002	2003		2004
	(in thousands)
Earnings:
Profit/(loss) from continuing operations before tax	£(241,895)	£(160,165)	£(44,433)	£21,072		£40,718
Fixed charges	11,130	7,994	14,208	13,653		15,500

Total	£(230,765)	£(152,171)	£(30,225)	£34,725		£56,218

Fixed charges:
Interest	£7,807	£3,756	£4,099	£3,797		£5,040
Amortization of debt issuance costs	—	—	—	—		26
Interest component of rent expense	3,323	4,238	10,109	9,856		10,434

Total fixed charges	£11,130	£7,994	£14,208	£13,653		£15,500

Ratio of earnings to fixed charges	(a )	(a )	(a )	2.5	x	3.6	x

(a) The earnings are insufficient to cover fixed charges by £241.9 million, £160.2 million and £44.4 million for the period of inception to December 31, 2000 and the years ended December 31, 2001 and 2002, respectively.

This table provides the calculations of the ratio of earnings to fixed charges under US GAAP:

	Year ended December 31,
	2002	2003		2004
	(in thousands, except ratios)
Earnings:
Profit/(loss) from continuing operations before tax	£(29,869)	£331,413		£56,905
Fixed charges	14,208	13,653		15,500

Total	£(15,661)	£345,066		£72,405

Fixed charges:
Interest	£4,099	£3,797		£5,040
Amortization of debt issuance costs	—	—		26
Interest component of rent expenses	10,109	9,856		10,434

Total fixed charges	£14,208	£13,653		£15,500

Ratio of earnings to fixed charges	(a )	25.3	x	4.7	x

(a) The earnings are insufficient to cover fixed charges by £29.9 million for the year ended December 31, 2002.